NAVARRE CORPORATION


          EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                           THREE MONTHS ENDED JUNE 30
                                               1997         1996
                                             -------       ------

Weighted average shares outstanding            6,902        6,344
Net effect of dilutive stock options
   and warrants - based on the treasury
   stock method using the higher of the
   period end or average market price                       1,272
                                             -------       ------
Total                                          6,902        7,616
                                             =======       ======
Net income(loss)                             $(1,060)      $  201
                                             =======       ======
Net income(loss) per common shares           $  (.15)      $  .03
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